EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated June 10, 2004, relating to the financial statements and supplemental schedules of Sterling Savings Bank Employee Savings and Investment Plan and Trust appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003.

/s/ BDO Seidman, LLP

Spokane, Washington

June 25, 2004